Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the inclusion in this Pre-Effective Amendment No. 3 to the registration statement of Velcera, Inc. on Form SB-2/A of our report, which includes explanatory paragraphs relating to Velcera Pharmaceuticals, Inc.’s ability to continue as a going concern and a restatement of the Company’s 2006 financial statements dated February 12, 2007, except for the effects of the matter discussed in Note 8, which are as of August 6, 2007, on our audits of the financial statements of Velcera Pharmaceuticals, Inc. We also consent to the reference to our Firm under the caption “Experts.”

/s/ J.H. Cohn LLP

Roseland, New Jersey
October 17, 2007